Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-954-1100

john.mills@icrinc.com

Cutera® Reports Preliminary First Quarter 2007 Revenue and EPS

Schedules Date of Earnings Release

BRISBANE, Calif., April 5, 2007 — Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today reported preliminary revenue and estimated earnings per diluted share for the first quarter of 2007.

Based on preliminary financial data, Cutera expects revenue to be approximately $23 million for the first quarter ended March 31, 2007, compared with our earlier guidance of $26 million provided on January 31, 2007.

GAAP earnings per diluted share for the first quarter of 2007 are expected to be in the range of $0.11 to $0.13, compared with our earlier guidance of $0.21 provided on January 31, 2007.

“We continue to see strong growth in the laser and light-based aesthetic equipment market,” said Kevin Connors, Cutera’s President and CEO. He added, “This quarter’s shortfall was due primarily to lower than expected productivity levels of our recent sales expansion. We are implementing specific initiatives to address this matter and remain confident in our ability to increase our revenue growth.”

Full results for the company’s first quarter of 2007, and comments on the company’s 2007 guidance, will be announced on May 7, 2007, after market close. The company will also hold a conference call that is scheduled to begin at 2:00 p.m. PDT (5:00 p.m. EDT) on May 7. This call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at http://www.cutera.com and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-811-0667 to listen to the live broadcast. A telephonic playback will be available from 5:00 p.m. PDT (8:00 p.m. EDT) on May 7, 2007, through 8:59 p.m. PDT (11:59 p.m. EDT) on May 21, 2007 by calling 888-203-1112. To access this playback, please enter pass code 9191564.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable dermatologists, plastic surgeons, gynecologists, primary care physicians and other qualified practitioners to offer safe, effective and non-invasive aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s expected first quarter 2007 revenue and earnings per share data, and its ability to expand its distribution network, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Cutera’s first quarter 2007 revenue and earnings per share data, as discussed in this release, are preliminary and unaudited, and subject to adjustment, including in the quarter closing process and review and auditing by our independent auditors. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its most recent 10-K as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.